November 19th, 2014 3:00 pm EST

Air Industries Group (the “Company” or “Air Industries”) announces the Retirement of Peter D. Rettaliata and the appointment of Daniel Godin as President & CEO

BAY SHORE, NY – (Marketwired – November 19th, 2014 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group is announcing the retirement of Peter D. Rettaliata as President and Chief Executive Officer as of January 1st, 2015. Mr. Rettaliata has been working in the aerospace industry for over 42 years, first at the Grumman Corporation and then with Northrop Grumman, before joining Air Industries in 1994.

“This is an emotional moment for our company. Pete, through a few difficult business cycles, planned and oversaw the transformation of Air from a small, well run machining company that he joined ten years ago to that of a nicely positioned NYSE MKT listed company with a clear strategy and a backlog worth talking about. We are rightfully seen as a “supplier of the future” that larger aerospace companies want to do business with. He should be proud of the strong team he built, as we are all proud of him. He will remain as a member of the Board of Directors, and will still assist in business strategy and development going forward. On behalf of the Board, the employees and the shareholders, I say thank you and well done!” Said Michael Taglich, Chairman of the Board.

“I am very proud of my time at Air Industries and the people I work with. We have built a strong and enduring company, well positioned for substantial growth. Through our willingness to take on challenges and support customers aggressively, we have demonstrated superior capabilities to our customers, earned a place of leadership in the industry and delivered exceptional value to our shareholders. I have been privileged to be a member of Long Island’s Aerospace Industry for more than 40 years and look forward to continuing to grow Air Industries as a member of its Board.” Said Peter D. Rettaliata, President & CEO of Air Industries Group

The Board of Directors conducted an extensive search for Mr. Rettaliata’s replacement and is excited to announce the selection of Mr. Daniel Godin as Air’s new Chief Executive Officer. Said Michael Taglich, Chairman of the Board “We are excited to have Dan on board; he has a track record of success as well as a tactical focus on near term opportunities due to his wide ranging experience in the markets we are in and growing into.  Dan has extensive experience in the aircraft engine business which we have targeted for substantial growth and in the landing gear business where we currently provide important products to our traditional customers. Mr. Godin’s experience will be very helpful in developing an MRO organization to complement our focus on producing landing gear.”

Most recently, Mr. Godin was employed by the Merex Group, as the President of MRO (Maintenance, Repair and Overhaul) Solutions. In that position he had full P&L responsibility and provided strategy and leadership to all MRO business units within the Merex Group.

Prior to Merex, Mr. Godin was employed at Circor Aerospace & Defense as North America Vice President and General Manager,  providing P&L and business leadership for a group of businesses focused on OEM and aftermarket design, manufacturing and MRO of proprietary fluid controls and landing gear technology.  He led the integration of several acquired businesses via site consolidation, deployment of lean practices and relentless focus on execution. Prior to that assignment, Godin was employed as a Vice President at Sermatech where was responsible for operations and improving overall profitability.

Dan spent the foundational portion of his career at United Technologies’ Pratt & Whitney aircraft engines division and had roles in Process Engineering, Operations Management, Supply Chain and Business Center Leadership for complex aircraft turbine engine equipment development and manufacturing.

Mr. Godin holds a Bachelor of Science in Manufacturing Engineering from the University of Southern Maine and completed the Executive Business Program at the Darden School at the University of Virginia.   Dan served with the United States Air Force and holds 5 US Patents for specialized aircraft and industrial engine coatings and engineered components.

 The selection of Mr. Godin to lead Air Industries Group provides a talented leader with proven aerospace consolidation experience critical for our success in integrating an aggressive acquisition strategy.

Contact:
Air Industries Group
631.881.4913